                                 EXHIBIT 21.1

        SUBSIDIARIES OF TUMBLEWEED COMMUNICATIONS CORP. AS OF 03/30/00


Subsidiary                                 Date of Incorporation             Country
----------                                 ---------------------             -------

Tumbleweed Communications Ltd.                     02/23/99                  U.K.

Tumbleweed Communications GmbH                     05/21/99                  Germany

Tumbleweed Communications S.A.                     05/25/99                  France

Tumbleweed Communications Aktiebolag (AB)          03/14/00                  Sweden

Tumbleweed Communications BV                       03/23/00                  Netherlands

Tumbleweed Communications Pty. Ltd.                01/20/00                  Australia

Tumbleweed Communications K.K.                     10/27/98                  Japan
